Exhibit 99.1

NEWS RELEASE

Warner Chilcott Reports Operating Results for the Quarter ended September 30, 2008 and Updates 2008 Full Year Guidance

Growth of promoted products and reduced operating costs continue to drive solid earnings growth.

ST. DAVID’S, BERMUDA, NOVEMBER 10, 2008 — Warner Chilcott Limited (NASDAQ: WCRX) today announced its results for the quarter ended September 30, 2008. Revenue in the quarter ended September 30, 2008 totaled $231.9 million, an increase of 2.4%, over the prior year quarter. The primary drivers of the increase in revenue were the net sales of our promoted products DORYX, LOESTRIN 24 FE, TACLONEX, and FEMCON FE, which together contributed $35.3 million of revenue growth for the quarter ended September 30, 2008 compared to the prior year quarter. The growth delivered by these products was offset primarily by significant declines in ESTROSTEP FE and SARAFEM net sales due to generic competition.

The Company reported net income of $40.1 million ($0.16 per diluted share) in the quarter ended September 30, 2008, compared with net income of $5.8 million ($0.02 per diluted share) in the prior year quarter. Cash net income (“CNI”) in the quarter ended September 30, 2008 was $96.5 million, an increase of $36.0 million, compared to $60.5 million in the prior year quarter. Included in the quarter ended September 30, 2007 was a $9.0 million expense related to the settlement of the OVCON 35 litigation. Excluding the after-tax impact of this settlement in the quarter ended September 30, 2007, adjusted CNI increased $27.2 million, or 39.2%, to $96.5 million compared to adjusted CNI of $69.3 million in the prior year quarter.

References in this release to “cash net income” or “CNI” mean the Company’s net income adjusted for the after-tax effects of two non-cash items: amortization of intangible assets and amortization (or write-off) of deferred loan costs related to the Company’s debt. Reconciliations from the Company’s reported results in accordance with US GAAP to cash net income, adjusted cash net income and adjusted EBITDA for all periods are presented in the tables at the end of this press release.

Revenue

Revenue in the quarter ended September 30, 2008 was $231.9 million, an increase of $5.4 million, or 2.4%, over the prior year quarter. The primary drivers of the increase in revenue were the net sales of our promoted products DORYX, LOESTRIN 24 FE, TACLONEX, and FEMCON FE, which together contributed $35.3 million of revenue growth for the quarter ended September 30, 2008, compared to the same quarter last year. Changes in the net sales of our products are a function of a number of factors including changes in: market demand, gross selling prices, sales-related deductions from gross sales to arrive at net sales and the levels of pipeline inventories of our products held by our customers. We use IMS Health estimates of filled prescriptions for our products as a proxy for market demand.

Net sales of our oral contraceptive products decreased $1.2 million, or 1.8%, in the quarter ended September 30, 2008, compared with the prior year quarter. LOESTRIN 24 FE generated revenue of $50.8 million in the quarter ended September 30, 2008, an increase of 32.9% compared with $38.2 million in the prior year quarter. The increase in LOESTRIN 24 FE net sales was primarily due to a 22.3% increase in filled prescriptions over the prior year quarter and, to a lesser extent, higher average selling prices. FEMCON FE generated revenue of $11.4 million in the quarter ended September 30, 2008, compared to $9.4 million in the prior year quarter. The increase in FEMCON FE net sales was primarily due to a 42.5% increase in filled prescriptions over the prior year quarter, offset partially by the impact of higher sales-related deductions in the quarter ended September 30, 2008. ESTROSTEP FE net sales decreased $13.7 million, or 76.6%, in the quarter ended September 30, 2008, compared to the same quarter last year. The decrease in ESTROSTEP FE net sales was primarily due to an 83.2% decline in filled prescriptions versus the prior year quarter as a result of the introduction of generic versions of ESTROSTEP FE in the fourth quarter of 2007, including our authorized generic Tilia™ FE. Our revenue from net sales of Tilia™ FE partially offset the decline in ESTROSTEP FE net sales.

Net sales of our dermatology products increased $15.1 million, or 15.9%, in the quarter ended September 30, 2008, compared to the prior year quarter. Sales of DORYX increased $15.6 million, or 53.3%, in the quarter ended September 30, 2008, primarily due to an expansion of pipeline inventories primarily resulting from the launch of DORYX 150 mg in the quarter ended September 30, 2008. Also contributing to the increase, to a lesser extent, were higher average selling prices and a 12.9% increase in filled prescriptions compared to the prior year quarter. Net sales of TACLONEX increased $5.1 million, or 15.3%, to $38.2 million in the quarter ended September 30, 2008, compared to $33.1 million in the prior year quarter. The increase was primarily due to the introduction of TACLONEX scalp in June 2008, higher average selling prices and an increase in the average grams per filled prescription in the quarter ended September 30, 2008 compared to the prior year quarter. Sales of DOVONEX decreased $5.6 million, or 17.6%, in the quarter ended September 30, 2008, compared to the prior year quarter. The decline in DOVONEX net sales was due primarily to a 25.4% decrease in filled prescriptions and increases in sales-related deductions in the third quarter of 2008, which was partially offset by higher average selling prices. The decline in filled prescriptions of DOVONEX was due primarily to the introduction of generic versions of DOVONEX solution into the market in the second quarter of 2008, including our authorized generic, and, in part, due to customers switching to other therapies.

Net sales of our hormone therapy products decreased $0.6 million, or 1.4%, in the quarter ended September 30, 2008 as compared to the prior year quarter. Net sales of ESTRACE CREAM increased $1.7 million, or 9.5%, in the quarter ended September 30, 2008 compared to the prior year quarter. The increase was primarily due to higher average selling prices, which were partially offset by a contraction of pipeline inventories relative to the prior year quarter. Net sales of FEMHRT decreased $2.2 million, or 13.2%, in the quarter ended September 30, 2008 compared to the prior year quarter, due to a 15.1% decrease in filled prescriptions, which was offset partially by higher average selling prices.

Net sales of SARAFEM decreased $8.2 million, or 79.9%, in the quarter ended September 30, 2008 compared to the prior year quarter, due primarily to a 66.1% decline in filled prescriptions. Generic versions of SAFAFEM capsules were introduced in May 2008 and negatively impacted our net sales of SARAFEM during the quarter ended September 30, 2008.

Cost of Sales (excluding amortization of intangible assets)

Cost of sales increased $1.3 million, or 2.9%, in the quarter ended September 30, 2008, compared with the prior year quarter. Our gross profit margin, as a percentage of total revenue, decreased to 79.8% in the quarter ended September 30, 2008 from 79.9% in the prior year quarter.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses for the quarter ended September 30, 2008 were $45.9 million, a decrease of $14.9 million, or 24.4%, from $60.8 million in the prior year quarter. Advertising and promotion (“A&P”) expenses for the quarter ended September 30, 2008 decreased $2.1 million, or 17.8%, compared with the prior year quarter, primarily due to a $1.6 million decrease in direct-to-consumer advertising, as well as an overall decrease in promotional spending. Selling and distribution expenses for the quarter ended September 30, 2008 decreased

$0.7 million, or 3.0%, compared with the prior year quarter, primarily due to a reduction in average headcount in the quarter ended September 30, 2008 compared to the prior year quarter. General, administrative and other (“G&A”) expenses in the quarter ended September 30, 2008 decreased $12.1 million, or 45.9%, compared with the prior year quarter. The decrease in G&A is due, in part, to a reduction in legal fees of $3.4 million in the quarter ended September 30, 2008 as compared to the prior year quarter. In addition, the quarter ended September 30, 2007 included a $9.0 million expense related to the settlement of a class action lawsuit in connection with the Company’s OVCON 35 litigation.

Research and Development (“R&D”)

Our investment in R&D for the quarter ended September 30, 2008 was $10.0 million, a decrease of $14.1 million, or 58.5%, compared with the prior year quarter. Included in R&D in the quarter ended September 30, 2007 was a $4.0 million upfront payment to Paratek Pharmaceuticals, Inc. to acquire certain rights to novel tetracyclines for the treatment of acne and rosacea. Also included in the quarter ended September 30, 2007 was a $10.0 million milestone payment to LEO Pharma A/S, which was triggered by the U.S. Food and Drug Administration’s acceptance of LEO Pharma A/S’s new drug application submission for TACLONEX scalp. Excluding the $14.0 million of payments during the quarter ended September 30, 2007, R&D was essentially flat period over period. Our product development activities are mainly focused on improvements to our existing products, new and enhanced dosage forms and new products delivering compounds which have been previously shown to be safe and effective.

Net Interest Expense

Net interest expense for the quarter ended September 30, 2008 was $23.6 million, a decrease of $4.7 million, or 16.4%, from $28.3 million in the prior year quarter. Included in net interest expense in the quarter ended September 30, 2008 was $1.3 million relating to the write-off of deferred loan costs associated with the optional prepayment of $90.0 million of indebtedness under our senior secured credit facility, as compared to $1.1 million in the quarter ended September 30, 2007 as a result of the optional prepayment of $60.0 million of indebtedness under our senior secured credit facility. The decrease in net interest expense in the third quarter of 2008 period was primarily the result of cumulative reductions in outstanding debt during 2007 and 2008 which reduced the average debt balance outstanding from $1,355.0 million in the quarter ended September 30, 2007 to $1,126.1 million in the quarter ended September 30, 2008. The cumulative reduction in the average debt level is the result of optional prepayments made using cash flows from operations and cash on hand, net of investing activities.

Income taxes

Our effective tax rate for the quarter ended September 30, 2008 was 13.8%. The Company expects its annual effective tax rate for the year ended December 31, 2008 to approximate 17.0%. The effective tax rate for the quarter ended September 30, 2008 differs from the estimate of the full year 2008 due to the impact of discrete items.

Net Income and Cash Net Income

For the quarter ended September 30, 2008, reported net income was $40.1 million, or $0.16 per diluted share, and CNI was $96.5 million, or $0.39 per diluted share, based on 250.6 million diluted Class A common shares outstanding. In calculating CNI, we add back the after-tax impact of the amortization of intangible assets and the amortization and write-off of deferred financing costs. These items are tax-effected at the estimated marginal rates attributable to them. In the quarter ended September 30, 2008, the marginal tax rate associated with the amortization of intangible assets was 8.4% and the marginal tax rate for amortization and write-off of deferred financing costs was 16.4%.

Liquidity, Balance Sheet and Cash Flows

As of September 30, 2008, our cash and cash equivalents totaled $13.2 million and our total debt outstanding was $1,034.2 million. There were no borrowings outstanding under the revolving portion of our senior secured credit facility. We generated $90.0 million of cash from operating activities in the quarter ended September 30, 2008, compared with $42.0 million of cash from operating activities in the prior year quarter, an increase of $48.0 million. The increase in cash flows from operating activities is primarily due to the increase in net income for the quarter ended September 30, 2008 as compared to the prior year quarter.

2008 Financial Guidance Update

Based on the year to date results and current outlook for the remainder of 2008, the Company is updating its full year 2008 financial guidance. For 2008, the Company continues to anticipate revenue to be in the range of $935 to $945 million.

Total gross margin as a percentage of revenue is now expected to be in the range of 79.0% to 80.0%, a decrease of 1.0% from the guidance of 80.0% to 81.0% given in August 2008. This primarily reflects changes in product mix and a general increase in costs.

Total SG&A expenses are now expected to be in the range of $192 to 201 million, a decrease of $16 million from the guidance of $208 to $217 million given in August 2008. This reflects an overall reduction in anticipated expenses, primarily related to A&P spend and legal fees.

Total R&D expenses are now expected to be between $50 and $53 million, a decrease of $14 million from the guidance given in August 2008. The revised guidance excludes $10.0 million of milestone payments to third parties previously anticipated to be incurred during the second half of 2008. The further reductions reflect our most current estimates with regards to the timing of spending on internal R&D projects.

Based on the revised guidance, the Company expects GAAP net income to be in the range of $133 to $146 million. The Company expects CNI, which adds back the after tax impact of book amortization of intangible assets and the amortization and write off of deferred financing costs, to be in the range of $346 to $359 million. Using 251.0 million Class A common shares, the Company anticipates CNI per share to be in the range of $1.38 to $1.43 for the full year 2008, an increase of $0.08 per share from the guidance given in August of 2008.

Investor Conference Call

The Company is hosting a conference call, open to all interested parties, on Monday, November 10, 2008 beginning at 8:00 AM EST. The number to call within the United States and Canada is (877) 856-1955. Participants outside the United States and Canada should call (719) 325-4798. A replay of the conference call will be available from two hours after the call through midnight EST on November 24, 2008 and can be accessed by dialing (888) 203-1112 from within the United States and Canada or (719) 457-0820 from outside the United States and Canada. The replay ID number is 6395194.

The Company

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare and dermatology segments of the U.S. pharmaceuticals market. The Company is a fully integrated company with internal resources dedicated to the development, manufacturing and promotion of its products. WCRX-F

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning our operations, our anticipated economic performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness; competitive factors in the industry in which we operate (including the approval and introduction of generic or branded products that compete with our products); our ability to protect our intellectual property; a delay in qualifying our manufacturing facility to produce our products or production or regulatory problems with either third party manufacturers upon whom we may rely for some of our products or our own manufacturing facility; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains; the loss of key senior management or scientific staff; adverse outcomes in our outstanding litigation or an increase in the number of litigation matters to which we are subject; government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; changes in tax laws or interpretations that could increase our consolidated tax liabilities; the other risks identified in our Annual Report on Form 10-K for the year ended December 31, 2007; and other risks detailed from time-to-time in our public filings, financial statements and other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Reconciliations to GAAP Net Income

Cash Net Income and Adjusted Cash Net Income

To supplement its condensed consolidated financial statements presented in accordance with US GAAP, the Company is providing a summary to show the computation of CNI and adjusted cash net income to add back certain non-cash and one-time or nonrecurring charges. The Company believes that the presentation of CNI and adjusted cash net income provides useful information to both management and investors concerning the approximate impact of the above items. The Company also believes that considering the effect of these items allows management and investors to better compare the Company’s financial performance from period-to-period, and to better compare the Company’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.

Adjusted EBITDA

To supplement its condensed consolidated financial statements presented in accordance with US GAAP, the Company is providing a summary to show the computation of adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) taking into account certain charges that were taken during the quarters and nine months ended September 30, 2008 and 2007. The computation of adjusted EBITDA is based on the definition of EBITDA contained in the indenture governing the Company’s Senior Subordinated Notes due 2015.

Company Contact:	Rochelle Fuhrmann
Investor Relations
Rockaway, NJ, USA
973-442-3281
rfuhrmann@wcrx.com

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Quarter Ended		Nine Months Ended
	Sept-30-08	Sept-30-07	Sept-30-08	Sept-30-07
REVENUE:
Product net sales	$227,654	$223,670	$680,990	$663,625
Other revenue	4,285	2,794	14,648	8,233

Total revenue	231,939	226,464	695,638	671,858

COSTS & EXPENSES:
Cost of sales (excludes amortization)	46,810	45,490	145,592	142,383
Selling, general and administrative	45,925	60,760	148,249	208,808
Research and development	9,997	24,093	34,723	42,763
Amortization of intangible assets	59,080	57,054	164,830	172,161
Interest (income)	(317)	(895)	(1,112)	(3,928)
Interest expense	23,939	29,166	73,343	94,262

INCOME BEFORE TAXES	46,505	10,796	130,013	15,409
Provision for income taxes	6,416	5,003	22,698	6,221

NET INCOME	$40,089	$5,793	$107,315	$9,188

Earnings per share:
Class A—Basic	$0.16	$0.02	$0.43	$0.04

Class A—Diluted	$0.16	$0.02	$0.43	$0.04

RECONCILIATIONS:
Net income—GAAP	$40,089	$5,793	$107,315	$9,188
+ Amortization of intangible assets, net of tax	54,092	52,118	150,356	157,332
+ Amortization of deferred loan costs, net of tax	2,336	2,583	5,987	9,646

CASH NET INCOME	$96,517	$60,494	$263,658	$176,166

Non-recurring, one-time charges included above (net of tax):
+ Expenses related to litigation settlements	—	8,820	—	25,970

ADJUSTED CASH NET INCOME	$96,517	$69,314	$263,658	$202,136

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	As of September 30, 2008	As of December 31, 2007
ASSETS
Current assets:
Cash & cash equivalents	$13,233	$30,776
Accounts receivable, net	84,368	65,774
Inventories	52,846	54,031
Prepaid expenses & other current assets	60,287	65,735

Total current assets	210,734	216,316

Other assets:
Property, plant and equipment, net	58,040	57,453
Intangible assets, net	1,213,297	1,329,427
Goodwill	1,250,324	1,250,324
Other non-current assets	23,763	31,454

TOTAL ASSETS	$2,756,158	$2,884,974

LIABILITIES
Current liabilities:
Accounts payable	$6,740	$17,883
Accrued expenses & other current liabilities	137,019	196,362
Current portion of long-term debt	6,609	8,284

Total current liabilities	150,368	222,529

Other liabilities:
Long-term debt, excluding current portion	1,027,600	1,191,955
Other non-current liabilities	108,720	116,070

Total liabilities	1,286,688	1,530,554

SHAREHOLDERS’ EQUITY	1,469,470	1,354,420

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$2,756,158	$2,884,974

WARNER CHILCOTT LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Nine Months Ended
	Sept-30-08	Sept-30-07	Sept-30-08	Sept-30-07
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$40,089	$5,793	$107,315	$9,188
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,891	2,648	8,940	7,358
Amortization of intangible assets	59,080	57,054	164,830	172,161
Amortization of debt finance costs	2,794	2,866	7,029	10,533
Stock compensation expense	2,115	1,659	6,120	5,030
Changes in assets and liabilities:
(Increase) in accounts receivable, prepaid and other assets	(3,182)	(14,853)	(7,493)	(10,890)
Decrease / (increase) in inventories	7,433	(1,705)	1,185	12,966
(Decrease) / increase in accounts payable, accrued & other liabilities	(12,545)	(10,700)	(13,357)	15,323
(Decrease) / increase in income taxes and other, net	(8,635)	(729)	(64,395)	12,047

Net cash provided by operating activities	$90,040	$42,033	$210,174	$233,716

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	(2,900)	(6,700)	(48,700)	(21,100)
Capital expenditures	(3,315)	(4,032)	(13,328)	(12,026)

Net cash (used in) investing activities	$(6,215)	$(10,732)	$(62,028)	$(33,126)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments under bank term credit facility	(91,888)	(62,463)	(166,030)	(258,206)
Other	86	(15)	341	(86)

Net cash (used in) financing activities	$(91,802)	$(62,478)	$(165,689)	$(258,292)

Net (decrease) in cash and cash equivalents	$(7,977)	$(31,177)	$(17,543)	$(57,702)

Cash and cash equivalents, beginning of period	21,210	57,939	30,776	84,464

Cash and cash equivalents, end of period	$13,233	$26,762	$13,233	$26,762

WARNER CHILCOTT LIMITED

Reconciliation of Net Income to Adjusted EBITDA

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Nine Months Ended
	Sept-30-08	Sept-30-07	Sept-30-08	Sept-30-07
RECONCILIATION TO ADJUSTED EBITDA:

Net income—GAAP	$40,089	$5,793	$107,315	$9,188
+ Interest expense, net	23,622	28,271	72,231	90,334
+ Provision for income taxes	6,416	5,003	22,698	6,221
+ Non-cash share-based compensation expense	2,115	1,659	6,120	5,030
+ Depreciation	2,891	2,648	8,940	7,358
+ Amortization of intangible assets	59,080	57,054	164,830	172,161
+ R&D milestone expense	—	14,000	—	14,000
+ Litigation settlements	—	9,000	—	26,500

Adjusted EBITDA of WCL, as defined	$134,213	$123,428	$382,134	$330,792

+ Expenses of WCL and other	916	2,599	3,686	5,050

Adjusted EBITDA of Warner Chilcott Holdings Company III, Ltd., as defined	$135,129	$126,027	$385,820	$335,842

Note: Warner Chilcott Holdings Company III, Limited and certain of its subsidiaries are parties to our credit agreement and the indenture governing our Senior Subordinated Notes due 2015. Warner Chilcott Limited is not a party to these agreements. Certain expenses included in Warner Chilcott Limited’s consolidated operating results are not deducted in arriving at Adjusted EBITDA for Warner Chilcott Holdings Company III, Ltd and its subsidiaries.

WARNER CHILCOTT LIMITED

REVENUE BY PRODUCT

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended		Nine Months Ended
	Sept-30-08	Sept-30-07	Sept-30-08	Sept-30-07
Oral Contraception (“OC”)
LOESTRIN 24 FE	$50.8	$38.2	$147.9	$107.3
FEMCON FE	11.4	9.4	32.9	20.8
ESTROSTEP FE *	4.2	17.9	15.3	60.1
OVCON *	3.1	5.2	9.9	12.1

Total OC	69.5	70.7	206.0	200.3

Hormone therapy (“HT”)
ESTRACE Cream	19.9	18.2	60.3	52.9
FEMHRT	14.6	16.8	47.0	47.3
FEMRING	4.0	3.4	11.0	10.7
Other HT	2.8	3.5	8.3	10.8

Total HT	41.3	41.9	126.6	121.7

Dermatology
DORYX	44.8	29.2	111.6	84.2
TACLONEX	38.2	33.1	113.9	97.3
DOVONEX *	26.4	32.0	92.9	107.4

Total Dermatology	109.4	94.3	318.4	288.9

Premenstrual dysphoric disorder (“PMDD”)
SARAFEM	2.0	10.2	14.2	28.5

Other product sales
Other	0.9	0.8	—	2.8
Contract manufacturing	4.5	5.9	15.8	21.4

Total product net sales	227.6	223.8	681.0	663.6

Other revenue
Other non-product revenue	4.3	2.7	14.6	8.3

Total revenue	$231.9	$226.5	$695.6	$671.9

*	Includes revenue from related authorized generic product sales from the date of their respective launch.

WARNER CHILCOTT LIMITED

SUMMARY OF SG&A EXPENSES

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended
	Sept-30-08	Sept-30-07
Advertising & promotion	$9.7	$11.8
Selling & distribution	22.0	22.7
General, administrative & other	14.2	26.3

Total SG&A	$45.9	$60.8

	Nine Months Ended
	Sept-30-08	Sept-30-07
Advertising & promotion	$37.2	$65.5
Selling & distribution	68.6	66.7
General, administrative & other	42.4	76.6

Total SG&A	$148.2	$208.8

WARNER CHILCOTT LIMITED

2008 Full Year Financial Guidance

(U.S. dollars in millions, except per share)

	Guidance August 2008	Revised Guidance November 2008

Total Revenue (1)	$935 to $945	$935 to $945

Gross margin as a % of revenue	80% to 81%	79.0% to 80.0%

SG&A Expenses:
Selling & Distribution	$93 to $96	$89 to $92
A&P	$54 to $57	$46 to $49
G&A	$61 to $64	$57 to $60

Total SG&A Expenses (2)	$208 to $217	$192 to $201

Total R&D	$64 to $67	$50 to $53 (3)

Total income tax provision (4)	7.5% to 8.5% of EBTA	7.5% to 8.5% of EBTA

GAAP Net Income	$129 to $142	$133 to $146

Cash Net Income (“CNI”)	$326 to $339	$346 to $359 (5)

CNI per share (6)	$1.30 to $1.35	$1.38 to $1.43 (5)

(1)	Revised guidance includes the expected impact of generic competition introduced in the second quarter of 2008 for SARAFEM and DOVONEX solution. Guidance does not account for the impact of any future new licensing agreements.
(2)	Total SG&A expense does not include any amount that may be payable in connection with the potential settlement of our outstanding legal actions.
(3)	The guidance includes $2.5 million related to potential third party R&D milestone payments.
(4)	The total 2008 tax provision is estimated as a percentage of earnings before taxes and book amortization (“EBTA”).
(5)	A reconciliation of 2008 GAAP net income to CNI adds back the expected after tax impact of the amortization of intangibles ($205M) and the expected after tax impact of deferred financing fees ($8M).
(6)	CNI per share is based on 251.0 million fully diluted Class A shares.